                             CERTIFICATE OF TRUST

                                      OF

                            LEVCO INVESTMENT TRUST

          This Certificate of Trust of LEVCO INVESTMENT TRUST, a business trust which will be registered under the Investment Company Act of 1940, as amended (the "Business Trust"), filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code (S)(S) 3801 et seq.), sets forth the following:
                                             -- ---

          FIRST:        The name of the Business Trust is LEVCO INVESTMENT
TRUST.

          SECOND:       As required by 12 Del. Code (S)(S) 3807 and
3810(a)(1)(b), the name and business address of the Business Trust's Registered Agent for Service of Process and the address of the Business Trust's Registered Office are:


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
                                         Address of Business Trust's
                                         Registered Office and Business
          Registered Agent               Address of Registered Agent
          ----------------               ------------------------------
          National Corporate             9 East Loockerman Street
          Research, Ltd.                 Dover, Delaware  19901

          The name and business address of the initial trustees of the Business
Trust are as follows:

          Name                           Business Address
          ----                           ----------------

          Jeffrey A. Kigner              One Rockefeller Plaza - 25th Floor
                                         New York, N.Y. 10020

          Melody L. Prenner Sarnell      One Rockefeller Plaza - 25th Floor
                                         New York, N.Y. 10020

          THIRD:        The nature of the business or purpose or purposes of the
Business Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the Investment Company Act of 1940, as amended, through one or more series of shares of beneficial interest, investing primarily in securities.


          FOURTH:       The trustees of the business trust, as set forth in its
governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in any manner now or hereafter prescribed by statute.
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          FIFTH:        This Certificate of Trust shall become effective
immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

          SIXTH:        The debts, liabilities, obligations and expenses
incurred, contracted for or otherwise existing with respect to a particular series of the Business Trust shall be enforceable against the assets of such series only, and not against the assets of the Business Trust generally.

          IN WITNESS WHEREOF, the undersigned, being the initial trustees of LEVCO Investment Trust, have duly executed this Certificate of Trust as of this 12th day of March, 1997.

                                    /s/ Jeffrey A. Kigner
                                    ----------------------------------------
                                    Jeffrey A. Kigner, as Trustee and not
                                    individually

                                    /s/ Melody L. Prenner Sarnell
                                    ----------------------------------------
                                    Melody L. Prenner Sarnell, as Trustee and
                                    not individually

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